Exhibit 99.1

    GSI COMMERCE REPORTS FISCAL 2005 FOURTH QUARTER AND FULL FISCAL YEAR 2005
                                OPERATING RESULTS

    KING OF PRUSSIA, Pa., Feb. 15 /PRNewswire-FirstCall/ -- GSI Commerce Inc. (Nasdaq: GSIC) today announced that for its fourth fiscal quarter ended Dec. 31, 2005, the company increased its net revenues 27 percent to a record $172.3 million and reported net income of $11.7 million, or $0.25 per diluted share, compared to net revenues of $135.6 million and net income of $10.1 million, or $0.23 per diluted share, for 2004's fiscal fourth quarter. For the fiscal year 2005, the company increased its net revenues 31 percent to a record $440.4 million and reported net income of $2.7 million, or $0.06 per diluted share, compared to net revenues of $335.1 million and a net loss of $0.3 million, or $0.01 per diluted share, for fiscal year 2004.

    During the second half of 2005, the company explored an acquisition opportunity, which it decided not to pursue after completing a due diligence effort in December 2005. As a result, the external costs associated with this effort of approximately $1.5 million were included in general and administrative expense for the fiscal fourth quarter. In addition, the company recorded a provision for income taxes of $321,000 during the fourth quarter of fiscal 2005. The income tax provision was primarily related to state tax obligations. Also, as previously disclosed, during the fourth quarter of fiscal 2005, the company restated historical financial results to correct for previous errors, including the overstatements of its accounts payable balance and the recording of certain credits in the wrong period. The external expenses recorded in the fourth quarter of fiscal year 2005 related to the restatement, including remediation efforts, were approximately $700,000, which was $200,000 greater than the company had most recently forecast. These three items, which totaled $2.0 million, were not included in the guidance issued by the company on Nov. 15, 2005, when the company said it expected fiscal year 2005 net income would be approximately $5 million.

    Net Revenues and Merchandise Sales

     - Net revenues were $172.3 million in the fourth quarter of fiscal 2005, a 27 percent increase compared to $135.6 million in the same period in fiscal 2004. Net revenues were $440.4 million in fiscal year 2005, a 31 percent increase compared to $335.1 million in fiscal year 2004.

     - Merchandise sales were $282.4 million in the fourth quarter of fiscal 2005, a 42 percent increase compared to $199.3 million in the same period in fiscal 2004. Merchandise sales were $682.0 million in fiscal year 2005, a 44 percent increase compared to $475.0 million in fiscal year 2004. A definition of merchandise sales appears later in this news release under "Non-GAAP Financial Measures."

    Net Income, EPS and Adjusted EBITDA

     - Net income was $11.7 million, or $0.25 per diluted share, in the fourth quarter of fiscal 2005 compared to net income of $10.1 million, or $0.23 per diluted share, in the same period in 2004. Net income was $2.7 million, or $0.06 per diluted share, in fiscal year 2005 compared to a net loss of $0.3 million, or $0.01 per diluted share, in fiscal year 2004.

     - Adjusted EBITDA was $17.2 million in the fourth quarter of fiscal 2005, compared to adjusted EBITDA of $15.5 million in the same period in 2004, an increase of 11 percent. Adjusted EBITDA was $20.7 million in fiscal year 2005 compared to $13.6 million in fiscal year 2004, an increase of 53 percent. A definition of adjusted EBITDA appears later in this news release under "Non-GAAP Financial Measures."

    Gross Profit and Operating Expenses

     - Gross profit was $74.2 million in the fourth quarter of fiscal 2005, an increase of 34 percent compared to $55.4 million in the same period in 2004. Gross profit was $176.6 million in fiscal year 2005, an increase of 34 percent compared to $131.7 million in fiscal year 2004.

     - Gross margin was 43.1 percent in the fourth quarter of fiscal 2005, an increase of 220 basis points from 40.9 percent in the same period in 2004. Gross margin was 40.1 percent in fiscal year 2005, an increase of 80 basis points from 39.3 percent in fiscal year 2004.

     - Total operating expenses were $61.9 million in the fourth quarter of fiscal 2005, a 38 percent increase compared to $44.8 million in the same period in 2004. Total operating expenses were $173.7 million in fiscal year 2005, a 31 percent increase compared to $132.1 million in fiscal year 2004.

    Balance Sheet

    The company's cash, cash equivalents and marketable securities at the end of fiscal year 2005 were $156.7 million compared to $75.4 million at the end of fiscal year 2004. Inventory at the end of fiscal year 2005 decreased to $34.6 million compared to $37.8 million at the end of fiscal year 2004.

    Management Commentary

    "Our business performed very well in the fourth fiscal quarter of 2005. Our net revenues were better than we expected and were driven by the continuing strong trend of consumers making holiday purchases online," said Michael G. Rubin, chairman and CEO of GSI Commerce. "Overall, we are pleased with the performance of both our new and existing partners' e-commerce businesses during the quarter. Fiscal 2005 was both a period of strong growth and improved profitability for GSI Commerce as well as a period marked by significant investments in our future.

    "For fiscal year 2006, we expect to continue our strong growth in revenues and even faster growth in profits," said Rubin. "At the same time, while we forecast strong growth and expanding profit margins, we will also continue to take a balanced approach toward improving our profitability while still investing to support our growth opportunity. In particular, in 2006 we expect to make incremental investments of approximately $17 million in fixed overhead to enhance our platform, with investments being made in all key areas of our business, including our technology, logistics, customer care and marketing services capabilities."

    Fiscal 2006 First Quarter and Annual Financial Guidance

    The following forward-looking statements reflect GSI Commerce's expectations as of Feb. 15, 2006. Given the potential changes in general economic conditions and consumer spending, the emerging nature of e-commerce and various other risk factors discussed below and in our public reports, actual results may differ materially.

    The company provides the following guidance for the fiscal 2006 first quarter:

     - Net revenues are expected to be in the range of $101 million to $106 million, or increase between 11 percent and 16 percent.

     - Merchandise sales are expected to be in the range of $176 million to $181 million, or increase between 29 percent and 33 percent.

     - Product sales are expected to be in the range of $80 million to $85 million, or increase between 4 percent and 11 percent.

     - Service fees are expected to be in the range of $18 million to $20 million, or increase between 22 percent and 36 percent.

     - Net loss is expected to be in the range of $3.0 million to $4.0 million.

     - Adjusted EBITDA is expected to be in the range of $0.5 million to $1.5 million.

     - Depreciation and amortization is expected to be approximately $4.0 million to $4.5 million, compared to $3.1 million in fiscal 2005's first quarter.

     - Stock-based compensation expense is expected to be approximately $1.5 million to $2.0 million, compared to a credit of $200,000 in fiscal 2005's first quarter, and includes the adoption of SFAS 123(R) beginning in 2006. In calculating stock-based compensation expense, it is assumed the company's stock price will remain unchanged from period to period for future quarters.

     - Net interest income is expected to be approximately $600,000 to $700,000, compared to $110,000 in fiscal 2005's first quarter.

     - Consistent with last year, the company does not intend to record a provision for income taxes in the first quarter of fiscal 2006.

    The company provides the following guidance for fiscal year 2006:

     - Net revenues are expected to be in the range of $530 million to $550 million, or an increase of between 20 percent and 25 percent.

     - Merchandise sales are expected to be in the range of $900 million to $950 million, or an increase of between 32 percent and 39 percent.

     - Product sales are expected to be the range of $415 million to $435 million, or an increase of between 17 percent and 22 percent.

     - Service fees are expected to be the range of $105 million to $115 million, or an increase of between 24 percent and 35 percent.

     - Net income is expected to be in the range of $5 million to $10 million, or an increase of between 92 percent and 285 percent.

     - Adjusted EBITDA is expected to be in the range of $30 million to $35 million, or an increase of between 45 percent and 69 percent.

     - Depreciation and amortization is expected to be approximately $19 million.

     - Stock-based compensation is expected to be approximately $7.5 million and includes the adoption of SFAS 123(R) beginning in 2006. In calculating stock-based compensation expense, it is assumed the company's stock price will remain unchanged from period to period for future quarters.

     - Net interest income is expected to be approximately $2.5 million.

     - A provision for income tax is expected to be in a range of 5 percent to 10 percent of pre-tax income.

     - Capital expenditures are expected to be in the range of $25 million to $30 million.

    Key Events Since Nov. 15, 2005

     - In February, the company signed its first new partner of 2006. The unnamed apparel partner is expected to launch e-commerce operations in the second quarter of 2006. Revenues from the new partner will be recorded as service fees. The solution will include technology, fulfillment services and customer care operations.

     - The company launched new e-commerce operations for GNC Corporation and adidas.

     - In January, the company completed its acquisition of Aspherio, a Barcelona, Spain-based provider of outsourced e-commerce solutions for the international market. The acquisition is not expected to have a material impact on the company's financial results for fiscal year 2006.

    Non-GAAP Financial Measures

    This news release contains, and our scheduled conference call will present, the non-GAAP measures merchandise sales, adjusted EBITDA and certain ratios that use those measures. Merchandise sales represent the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not the company is the seller of the merchandise, or records the full amount of such sales on its financial statements. Merchandise sales also include product sales related to Aspherio. GSI Commerce uses merchandise sales as a metric for operating its business. Variable costs such as fulfillment and customer service labor expense, order processing costs such as credit card and bank processing fees and organizational costs such as business management are related to the amount of sales made through GSI Commerce's platform, whether or not GSI Commerce records the revenue from such sales. GSI Commerce believes that investors will have a more thorough understanding of its historical expenses and expense trends if they have visibility to GAAP net revenue as well as the non-GAAP financial measure merchandise sales and the percentages that such expenses bear to net revenues and merchandise sales.

    GSI Commerce also uses adjusted EBITDA, which represents earnings (or losses) before interest income/expense, income taxes, depreciation and amortization, and stock-based compensation. GSI Commerce uses adjusted EBITDA as a means to evaluate its performance period to period without taking into account certain expenses, particularly stock-based compensation expense, which may fluctuate materially due to fluctuations in the price of GSI Commerce's common stock both on a quarterly and annual basis, and does not consistently reflect GSI Commerce's results from its core business activities.

    These financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measures as required under Securities and Exchange Commission rules and are contained elsewhere in this release.

    Fiscal Fourth Quarter 2005 and Fiscal Year 2005 Conference Call

    GSI Commerce has scheduled a conference call for today at 4:45 p.m. EST to review its fiscal 2005 fourth quarter and fiscal year 2005 operating results and to discuss the company's expectations for future performance. For access to the conference call, please call the toll-free conference number, 1-866-825-3308, by 4:30 p.m. EST, today. The conference passcode is "89917471." Alternatively, to listen to the call live on the Web, go to the GSI Commerce Web site, http://www.gsicommerce.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:30 p.m. EST) to register, download and install any necessary audio software. The conference call also will be broadcast live on the Web through CCBN StreetEvents (http://www.streetevents.com). For those who cannot listen to the live Webcast, a telephone replay of the conference call will be available one hour after the completion of the call and remain available through March 15. Access to a recording of the conference call can be made by calling toll-free, 1-888-286-8010. The telephone replay passcode is "79610584." In addition, access to an audio replay of the conference call's Webcast can be found on the home page of the GSI Commerce Web site. Access to the audio replay of the Webcast also will remain available through March 15.

    About GSI Commerce

    GSI Commerce is a leading provider of e-commerce solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses. We provide solutions for our partners through our integrated e-commerce platform, which is comprised of three components: core technology, supporting infrastructure and partner services. We either operate, or will operate pursuant to signed agreements, all or portions of the e-commerce businesses for more than 50 partners.

    Forward-Looking Statements

    All statements made in this release and to be made in GSI Commerce's fiscal 2005 fourth quarter and fiscal year 2005 conference call, including those in the tape recording, live audio and live Webcast of the call, other than statements of historical fact, are or will be forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "would," "should," "guidance," "potential," "continue," "project," "forecast," "confident," "prospects," and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect GSI Commerce's business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which GSI Commerce and its partners operate, changes affecting the Internet and e-commerce, the ability of GSI Commerce to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment, extension or termination of its relationships with strategic partners, the ability of GSI Commerce to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of GSI Commerce to attract and retain qualified personnel, the ability of GSI Commerce to successfully integrate its acquisitions of other businesses, if any, the performance of acquired businesses and the impact of SFAS 123(R). More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)

                                              January 1,     December 31,
                                                 2005            2005
                                             ------------    ------------
                  ASSETS
Current assets:
     Cash and cash equivalents               $     20,064    $     48,361
     Marketable securities                         55,359         108,298
     Accounts receivable, net of
      allowance of $408 and $727,
      respectively                                 14,734          24,288
     Inventory                                     37,773          34,601
     Prepaid expenses and other
      current assets                                2,382           3,135
          Total current assets                    130,312         218,683

Property and equipment, net                        74,387          87,851
Goodwill                                           13,453          13,932
Equity investments and other                        2,847           1,210
Other assets, net of accumulated
 amortization of $4,416 and $7,885
 respectively                                      10,824          10,970
          Total assets                       $    231,823    $    332,646

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                        $     58,023    $     58,720
     Accrued expenses and other                    31,842          42,949
     Deferred revenue                               9,370           6,573
     Current portion - long-term debt
      and other                                       971             637
          Total current liabilities               100,206         108,879

Convertible notes                                       -          57,500
Long-term debt and other                           13,564          13,094
          Total liabilities                       113,770         179,473

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.01 par value,
      4,990,000 shares authorized;
      0 shares issued and outstanding
      as of January 1, 2005 and
      December 31, 2005                                 -               -
     Common stock, $0.01 par value,
      90,000,000 shares authorized;
      41,584,061 and 44,469,969 shares
      issued as of January 1, 2005 and
      December 31, 2005, respectively;
      41,582,851 and 44,469,766 shares
      outstanding as of January 1, 2005
      and December 31, 2005, respectively             416             445
     Additional paid in capital                   294,471         329,103
     Accumulated other comprehensive
      (loss) income                                  (104)         (2,344)
     Accumulated deficit                         (176,730)       (174,031)
          Total stockholders' equity              118,053         153,173

          Total liabilities and
           stockholders' equity              $    231,823    $    332,646
                                                        -               -

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                       Three Months Ended             Twelve Months Ended
                                                  ----------------------------    ----------------------------
                                                     Jan. 1,        Dec. 31,         Jan. 1,        Dec. 31,
                                                      2005            2005            2005            2005
                                                  ------------    ------------    ------------    ------------
Revenues:
     Net revenues from product sales              $    109,106    $    135,080    $    274,988    $    355,374
     Service fee revenues                               26,453          37,174          60,116          85,018

          Net revenues                                 135,559         172,254         335,104         440,392
Cost of revenues from product sales                     80,140          98,079         203,383         263,829

          Gross profit                                  55,419          74,175         131,721         176,563

Operating expenses:
     Sales and marketing,
      exclusive of $1,636, $1391,
      $2,711 and $3,200 reported
      below as stock-based
      compensation, respectively                        27,975          40,547          79,157         104,303
     Product development,
      exclusive of $347, $24, $351
      and $398 reported below as
      stock-based compensation,
      respectively                                       6,063           7,996          20,228          28,435
     General and administrative,
      exclusive of $429, ($184),
      $514 and $207 reported below
      as stock-based compensation,
      respectively                                       5,423           7,911          18,217          22,507
     Stock-based compensation                            2,412           1,231           3,576           3,805
     Depreciation and amortization                       2,966           4,203          10,944          14,635

          Total operating expenses                      44,839          61,888         132,122         173,685

Other (income) expense:
     Other (income) expense                                492             553             560             582
     Interest expense                                      240             786             538           2,220
     Interest income                                      (205)         (1,111)         (1,162)         (2,944)

          Total other (income) expense                     527             228             (64)           (142)

Income (loss) before income taxes                       10,053          12,059            (337)          3,020

Provision for income taxes                                   -             321               -             321

Net income (loss)                                       10,053          11,738            (337)          2,699

Earnings (loss) per share - basic and diluted:
     Net income (loss) - basic                    $       0.24    $       0.26    $      (0.01)   $       0.06
     Net income (loss) - diluted                  $       0.23    $       0.25    $      (0.01)   $       0.06

Weighted average shares outstanding:
     basic                                              41,351          44,450          41,073          43,216
     diluted                                            43,076          49,781          41,073          45,321

                       GSI COMMERCE, INC. AND SUBSIDIARIES
               ADJUSTED EBITDA AND RECONCILIATION TO GAAP RESULTS
                                 (In thousands)
                                   (Unaudited)

                                              Three Months Ended          Twelve Months Ended
                                           ------------------------    ------------------------
                                             Jan. 1,      Dec. 31,      Jan. 1,        Dec. 31,
                                              2005          2005          2005          2005
                                           ----------    ----------    ----------    ----------
Adjusted EBITDA:
     Net gain (loss) excluding
      interest income and expense,
      income taxes and charges for
      stock-based compensation and
      depreciation and amortization        $   15,466    $   17,168    $   13,559    $   20,736

Reconciliation of Adjusted EBITDA to
 GAAP results:
     Adjusted EBITDA                       $   15,466    $   17,168    $   13,559    $   20,736

     Interest expense                             240           786           538         2,220
     Interest income                             (205)       (1,111)       (1,162)       (2,944)
     Income Taxes                                   -           321             -           321
     Stock-based compensation                   2,412         1,231         3,576         3,805
     Depreciation and amortization              2,966         4,203        10,944        14,635

     Net income (loss)                     $   10,053    $   11,738    $     (337)   $    2,699

                       GSI COMMERCE, INC. AND SUBSIDIARIES
            MERCHANDISE SALES (1) AND RECONCILIATION TO GAAP RESULTS
                             (Dollars in thousands)
                                   (Unaudited)

                                              Three Months Ended
                                           ------------------------            Variance
                                             Jan. 1,       Dec. 31,    ------------------------
                                              2005          2005         Amount           %
                                           ----------    ----------    ----------    ----------
Merchandise sales (1) - (a non-GAAP
 financial measure):
     Category:
          Sporting goods                   $   91,247    $  116,223    $   24,976            27%
          Other                               108,031       166,140        58,109            54%
               Total merchandise sales
                (1) - (a non-GAAP
                financial measure)         $  199,278    $  282,363    $   83,085            42%

Net revenues - (GAAP basis):
   Net revenues from product sales:
     Category:
          Sporting goods                   $   67,573    $   93,136    $   25,563            38%
          Other                                41,533        41,944           411             1%

               Total net revenues from
                product sales                 109,106       135,080        25,974            24%

   Service fee revenues                        26,453        37,174        10,721            41%

               Total net revenues -
                (GAAP basis)               $  135,559    $  172,254    $   36,695            27%

Reconciliation of merchandise sales (1)
 to net revenues:
Merchandise sales (1) - (a non-GAAP
 financial measure):
     Category:
          Sporting goods                   $   91,247    $  116,223    $   24,976            27%
          Other                               108,031       166,140        58,109            54%
               Total merchandise sales
                (1) - (a non-GAAP
                financial measure)            199,278       282,363        83,085            42%
   Less:
    Sales by partners (2):
     Category:
          Sporting goods                      (23,674)      (23,087)          587            -2%
          Other                               (66,498)     (124,196)      (57,698)           87%

               Total sales by partners
                (2)                           (90,172)     (147,283)      (57,111)           63%
   Add:
    Service fee revenues                       26,453        37,174        10,721            41%

               Net revenues - (GAAP
                basis)                     $  135,559    $  172,254    $   36,694            27%

(1) Merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements. It also includes product sales related to Aspherio.

(2) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
            MERCHANDISE SALES (1) AND RECONCILIATION TO GAAP RESULTS
                             (Dollars in thousands)
                                   (Unaudited)

                                              Twelve Months Ended
                                           ------------------------             Variance
                                             Jan. 1,      Dec. 31,     ------------------------
                                              2005          2005         Amount           %
                                           ----------    ----------    ----------    ----------
Merchandise sales (1) - (a non-GAAP
 financial measure):
     Category:
          Sporting goods                   $  200,394    $  261,568    $   61,174            31%
          Other                               274,586       420,429       145,843            53%
               Total merchandise sales
                (1) - (a non-GAAP
                financial measure)         $  474,980    $  681,997    $  207,017            44%

Net revenues - (GAAP basis):
   Net revenues from product sales:
     Category:
          Sporting goods                   $  164,530    $  212,932    $   48,402            29%
          Other                               110,458       142,442        31,984            29%

               Total net revenues from
                product sales                 274,988       355,374        80,386            29%

   Service fee revenues                        60,116        85,018        24,902            41%

               Total net revenues -
                (GAAP basis)               $  335,104    $  440,392    $  105,288            31%

Reconciliation of merchandise sales
 (1) to net revenues:
Merchandise sales (1) - (a non-GAAP
 financial measure):
     Category:
          Sporting goods                   $  200,394    $  261,568    $   61,174            31%
          Other                               274,586       420,429       145,843            53%
               Total merchandise sales
                (1) - (a non-GAAP
                financial measure)            474,980       681,997       207,017            44%
   Less:
    Sales by partners (2):
     Category:
          Sporting goods                      (35,864)      (48,636)      (12,772)           36%
          Other                              (164,128)     (277,987)     (113,859)           69%

               Total sales by partners
                (2)                          (199,992)     (326,623)     (126,631)           63%
   Add:
    Service fee revenues                       60,116        85,018        24,902            41%

               Net revenues - (GAAP
                basis)                     $  335,104    $  440,392    $  105,288            31%

(1) Merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements. It also includes product sales related to Aspherio.

(2) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (In thousands, except per share data)
                                   (Unaudited)

                                               Twelve Months Ended
                                           ----------------------------
                                            January 1,     December 31,
                                               2005            2005
                                           ------------    ------------
Cash Flows from Operating Activities:
   Net (loss) income                       $       (337)   $      2,699
   Adjustments to reconcile net loss
    to net cash used in operating
    activities:
       Depreciation and amortization             10,944          14,635
       Stock-based compensation                   3,576           3,805
       Tax benefit in connection with
        exercise of stock options and
        awards                                        -              83
       Loss on disposal of equipment                113              78
   Changes in operating assets and
    liabilities:
       Accounts receivable, net                  (9,836)         (9,317)
       Inventory                                (14,863)          3,171
       Prepaid expenses and other
        current assets                             (399)           (659)
       Notes receivable                            (201)              -
       Other assets, net                           (325)           (397)
       Accounts payable and accrued
        expenses and other                       38,049          13,005
       Deferred revenue                          (5,627)         (2,818)

       Net cash provided by operating
        activities                               21,094          24,285

Cash Flows from Investing Activities:
   Acquisition of a controlling
    interest of a business, net of
    cash acquired                                     -            (440)
   Acquisition of property and
    equipment                                   (34,717)        (29,551)
   Payments received on notes
    receivable                                    3,246               -
   Other deferred cost                                -             (95)
   Acquisition of intangible assets                   -            (328)
   Cash paid for equity investment                    -            (136)
   Purchases of marketable securities           (64,131)       (176,789)
   Sales of marketable securities                39,330         123,480

       Net cash used in investing
        activities                              (56,272)        (83,859)

Cash Flows from Financing Activities
   Proceeds from convertible notes                    -          57,500
   Debt issuance costs paid                           -          (2,589)
   Repayments of loan                                 -            (339)
   Repayments of capital lease
    obligations                                  (1,581)           (452)
   Proceeds from mortgage note                   13,000             -
   Repayments of mortgage note                      (55)           (153)
   Proceeds from sales of common
    stock                                             -          28,205
   Equity issuance costs paid                         -          (1,839)
   Proceeds from exercise of common
    stock options                                 5,070           7,526

       Net cash provided by financing
        activities                               16,434          87,859

Effect of exchange rate changes on
 cash and cash equivalents                            -              12

Net (decrease) increase in cash and
 cash equivalents                               (18,744)         28,297
Cash and cash equivalents, beginning
 of period                                       38,808          20,064

Cash and cash equivalents, end of
 period                                    $     20,064    $     48,361

     Contacts:

     Michael Conn                      Greg Ryan
     Chief Financial Officer           Director, Corp. Communications
     tel: 610-491-7002                 tel: 610-491-7294
     e-mail: connm@gsicommerce.com     e-mail: ryang@gsicommerce.com

SOURCE  GSI Commerce, Inc.
    -0-                             02/15/2006
    /CONTACT: Michael Conn, Chief Financial Officer, +1-610-491-7002, or connm@gsicommerce.com, or Greg Ryan, Director, Corp. Communications, +1-610-491-7294, or ryang@gsicommerce.com, both of GSI Commerce, Inc./
    /First Call Analyst: /
    /FCMN Contact: ryang@gsicommerce.com /
    /Web site:  http://www.gsicommerce.com /
    (GSIC)